Exhibit 99.1

New Jersey Mining Company Provides Third Quarter Update on Operations and Corporate Activities

COEUR D'ALENE, Idaho, November 14, 2017 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today provided its third quarter update on operations at its Golden Chest Mine and corporate activities.

Operational highlights include the following:

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During the nine-month period ending September 30, 2017, approximately 21,840 dry metric tonnes (dmt) were processed at the Company’s New Jersey Mill, with average head grade of 4.55 grams per tonne (gpt) and average recoveries of 84.6 -percent.

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NJMC produced 2,609 ounces and sold 2,564 ounces of gold during the first nine months of 2017.

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Open pit mining operations progressed to the 1054 bench and mine production averaged 1,600 tonnes per day of ore and waste. Mineralized material below the cutoff grade for shipping to the mill in Kellogg is being stockpiled at the mine for potential future processing.

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An aerial survey of the mine was completed in preparation for pit expansion engineering studies during the winter.

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A Raise was completed on the tailings impoundment for increased storage capacity to accommodate 2018 production.

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The material for the tailings impoundment raise was removed from the hanging wall of the Coleman vein at the New Jersey mine and provided new geologic information on that vein where sampling is planned for the spring of 2018.

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Underground work included the completion of the electrical system and the final placement of the mine dewatering pumps.  A cement silo was acquired and installed at the mine as work on the backfill system continues.  Initial mining of the attack ramp to access the first stope also commenced.

NJMC CEO and President John Swallow stated “Our operating and exploration teams have done an outstanding job at the Golden Chest Mine, we are confident ongoing development and

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

production coupled with further exploration will help us to realize the full potential of the Golden Chest and the Murray Gold Belt.”

Corporate highlights include the following:

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Achieved Q3 Revenue of $1,266,139, as compared to $52,354 in Q3 2016.

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For the third quarter of 2017 the Company recorded net income of $144,407, which includes $171,424 of non-cash charges (Depreciation / Amortization of $40,597, Amortization of note payable of $8,925, Accretion of asset retirement obligation of $2,339, Stock option based compensation of $42,698, and mark to market of forward gold sale obligation of $76,865).

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Acquired additional equipment in support of underground operations at the Golden Chest Mine.

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Year-to-date reduction in total liabilities of $745,638 – which reflects the reduction of existing obligations and addition of financing of long-lived underground equipment.

Mr. Swallow concluded, “Following a profitable second quarter, the third quarter has continued to generate positive results. The first nine months of this year have showcased our team’s ability to strategically manage our resources and set a solid foundation for 2018, which will be our first full year of both open pit and underground operations at the Golden Chest Mine.”

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

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NJMC is 100-percent owner of the Golden Chest Mine where it has both open pit and underground operations.

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NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 17-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such factors include, among others, the Company’s plans to expand future exploration and resource development at the Golden Chest Mine and in the Murray Gold Belt, the risk that the mine plan changes due to rising costs or other operational details, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814